Exhibit 99

NEWS RELEASE

8229 Boone Boulevard, Suite 802	COMPANY CONTACT:
Vienna, VA 22182. USA	Gavin de Windt
Telephone (703) 506-9460	CEL-SCI Corporation
www.cel-sci.com	(703) 506-9460

CEL-SCI SUBMITS FDA RESPONSE FOR ITS PHASE 3 HEAD AND
NECK CANCER TRIAL

928 patients have been enrolled, treated, and are now being followed for Study’s Primary Endpoint

Vienna, VA, June 5, 2017 -- CEL-SCI Corporation (NYSE MKT: CVM) today announced that it has responded to the U.S. Food and Drug Administration’s (FDA) most recent communication from May 2017 about the clinical hold imposed on the Company’s Phase 3 head and neck cancer study with Multikine* (Leukocyte Interleukin, Inj.).

The hold issues addressed in the FDA communication were that the study’s Investigator Brochure (IB) and the “Dear Investigator” letter need to be revised. Specific deficiencies and their locations in each of the documents were identified, and directions were given as to the specific information that should be included in the revisions of these documents. CEL-SCI revised the documents exactly as directed by the FDA. If the FDA finds the revisions made to the two documents to be satisfactory, CEL-SCI is hopeful that all of the clinical hold issues have now been addressed, and the FDA will consider lifting the clinical hold.

As of September 2016, nine hundred twenty-eight (928) head and neck cancer patients have been enrolled and have completed treatment in the Phase 3 study. In accordance with the study protocol, the FDA’s instructions, and subject to the clinical hold, CEL-SCI continues to follow these patients.

The study endpoint is a 10% increase in overall survival of patients between the two main comparator groups in favor of the group receiving the Multikine treatment regimen. The determination if the study end point is met will occur when there are a total of 298 deaths in those two groups.

About CEL-SCI Corporation

CEL-SCI's work is focused on finding the best way to activate the immune system to fight cancer and infectious diseases. The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K and 10-K/A for the year ended September 30, 2016. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress and that is currently subject to a clinical hold.

Cel-Sci Press Release FDA Response 6-5-17